SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                Amendment No. 11

                             Meade Instruments Corp.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    583062104
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                          575 Madison Avenue - 9th Floor
                            New York, New York 10022
                            ------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               December 29, 2011
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

            Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 2 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hummingbird Management, LLC
                               (f/k/a Morningside Value Investors, LLC)
                                        IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   99,659
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               99,659
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    99,659
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    8.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================




------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 3 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   99,659
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               99,659
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   99,659
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    8.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================








------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 4 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Hummingbird Capital, LLC
                                   (f/k/a Morningside Capital, LLC)
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   99,659
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               99,659
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   99,659
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    8.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================






------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 5 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   99,659
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               99,659
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    99,659
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    8.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================






------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 8 of 10 Pages
------------------------                                   ---------------------


            The following constitutes Amendment No. 10 ("Amendment No. 10") to the Schedule 13D filed by the undersigned related to the common stock (the "Common Stock") of Meade Instruments Corp., a Delaware corporation. This Amendment No. 10 amends the Schedule 13D as specifically set forth.


Items 3 and 5 are hereby amended and restated, as follows:


ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of December 29, 2011, Hummingbird has caused HVF to invest approximately $4,707,487, respectively, in the Shares of the Issuer using their working capital.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 99,659 Shares representing approximately 8.1% of the outstanding shares of the Issuer (based upon 1,229,767 shares of Common Stock outstanding as of October 13, 2011 as reported on Form 10-Q for the period ended September 30, 2011.) Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          As the managing member and control person of Hummingbird, Mr. Sonkin may also be deemed to have the sole voting and investment authority over the Shares beneficially owned by Hummingbird and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 99,659 Shares representing approximately 8.1% of the outstanding shares of the Issuer. Mr. Sonkin disclaims any beneficial ownership of the Shares covered by this Statement.

          HC, as the general partner of HVF may be deemed to have the sole voting and investment authority over the Shares owned by HVF, for purposes of Rule 13d-3 under the Securities Exchange
Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 99,659 Shares representing approximately 8.1% of the outstanding shares of the Issuer(based upon 1,229,767 shares of Common Stock outstanding as of
October 13, 2011 as reported on Form 10-Q for the period ended September 30, 2011.) HC disclaims any beneficial ownership of the Shares covered by this Statement.

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 9 of 10 Pages
------------------------                                   ---------------------

          HVF is the beneficial owner of 99,659 Shares or 8.1% of the outstanding shares of the Issuer.


 	(c) Hummingbird caused HVF to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
12/29/11	transfer - sale			 79,321*



*shares distributed by HVF as part of an in-kind distribution to a limited partner for no additional consideration


           (d)         Inapplicable.

           (e)         Inapplicable.

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 10 of 10 Pages
------------------------                                   ---------------------



                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  Janaury 4, 2012	               HUMMINGBIRD MANAGEMENT, LLC
                                        (f/k/a Morningside Value Investors, LLC)

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member


                                        /s/ Paul D. Sonkin
                                        ----------------------------------------
                                        PAUL D. SONKIN


                                        HUMMINGBIRD VALUE FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member





                                        HUMMINGBIRD CAPITAL, LLC
                                        (f/k/a Morningside Capital, LLC)

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member


                                        /s/ Paul D. Sonkin
                                        ----------------------------------------
                                        PAUL D. SONKIN